Exhibit 35.1
SERVICER COMPLIANCE STATEMENT
RE: Chase Mortgage Finance Trust Multi-Class Mortgage Pass-Through Certificates Series 2007-S4: This Pooling and Servicing Agreement, dated as of May 1, 2007, is executed among Chase Mortgage Finance Corporation, as depositor (together with its permitted successors and assigns, the “Depositor”), JPMorgan Chase Bank, N.A. (“Chase”), as servicer (in such capacity, together with its permitted successors and assigns, the “Servicer”), JPMorgan Chase Bank, N.A., as custodian (in such capacity, together with its permitted successors and assigns, the “Custodian”), The Bank of New York Trust Company, N.A., as paying agent (in such capacity, together with its permitted successors and assigns, the “Paying Agent”) and The Bank of New York Trust Company, N.A., as trustee (in such capacity, together with its permitted successors and assigns, the “Trustee”)
The undersigned, a duly authorized officer of JPMorgan Chase Bank, National Association, as servicer (the “Servicer”) pursuant to the Chase Mortgage Finance Trust Multi-Class Mortgage Pass-Through Certificates Series 2007-S4 (The “Agreement”), does hereby certify that:
     (1) A review of the activities of the Servicer during the calendar year ending December 31, 2007 and of the performance of the Servicer under the Agreement has been made under my supervision; and
     (2) To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement in all material respects throughout such year.
Date: 02/28/2008

JPMorgan Chase Bank, National Association, as Servicer
By:	/s/ David Lowman
	Name:	David Lowman
	Title:	Executive Vice President